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                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE                       CONTACT:
                                            Mary McCarthy, Investor Relations
                                            (714) 914-5495
                                            mccarthy@netlojix.com

               NetLojix Discontinues Acquisition Discussions with
                                  onShore, Inc.

         SANTA BARBARA, CALIFORNIA, JUNE 1, 2000 -- NetLojix (NASDAQ: NETX), a leading eBusiness enabler that provides network infrastructure and technical support to the mid-size business market, today announced that it has terminated discussions to acquire privately-held onShore, Inc. (onShore).

          "We have determined that it is not in the best interests of NetLojix stockholders to pursue this transaction at this time," stated Craig Clark, vice president of Business Development. "The Chicago market continues to remain a target region for us. We will continue to build our sales and service presence while investigating other acquisition opportunities."

         NetLojix had entered into a Letter of Intent with onShore in April. Completion of the acquisition was subject to the satisfactory completion of due diligence, negotiation of a definitive purchase agreement, approval by each company's board of directors and certain other conditions.

         NetLojix is a single-source provider of eBusiness Network Services to the desktop. The Company offers a complete portfolio of broadband connectivity, applications development and hosting. With offices and support teams nationwide, the Company provides design, implementation and management of LAN, WAN and eBusiness solutions, including frame relay, DSL, iVPN, VOIP and Internet access. For further information, please visit the Company's Web site at WWW.NETLOJIX.COM.

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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of
1995: All statements


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in this news release other than statements of historical fact are forward-looking statements that involve substantial risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the NetLojix Annual Report on Form 10-K for the year ended Dec. 31, 1999, and to NetLojix's other reports filed with the Securities and Exchange Commission for a discussion of such risks and uncertainties and other factors that may have material effect on NetLojix's business.